Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 28, 2004 (this “Agreement”), is entered into by and among People’s Choice Home Loan, Inc., a Wyoming corporation (“PCHLI”), People’s Choice Merger Sub, Inc., a Wyoming Corporation (“Merger Sub”), People’s Choice Financial Corporation, a Maryland corporation (“PCFC”), and 1-2-3 Mortgage, LLC, a Wyoming limited liability company (“1-2-3 Mortgage”).

RECITALS

WHEREAS, 1-2-3 Mortgage is the sole stockholder of PCHLI;

WHEREAS, PCHLI is the sole stockholder of PCFC;

WHEREAS, PCFC is the sole stockholder of Merger Sub;

WHEREAS, the respective Boards of Directors and sole stockholders of PCHLI, PCFC and Merger Sub believe that it is in the best interests of PCHLI, PCFC and Merger Sub and their respective sole stockholders that Merger Sub be merged with and into PCHLI under and pursuant to the provisions of this Agreement and the Wyoming Business Corporation Act, as amended (the “WBCA”); and

WHEREAS, the respective Boards of Directors and sole stockholders of PCHLI, PCFC and Merger Sub have approved this Agreement and the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into PCHLI (the “Merger”). The Merger shall be consummated by filing with the Wyoming Secretary of State properly executed articles of merger in such form as is required by the relevant provisions of the WBCA (the “Articles of Merger”), together with such other documents as may be required by the WBCA. The Merger shall become effective upon the effective time of filing the Articles of Merger with the Wyoming Secretary of State (the time the Merger becomes effective being hereinafter referred to as the “Effective Time” and the date on which the Effective Time occurs being hereinafter referred to as the “Effective Date”).

2. Effects of Merger. The Merger shall have the effects set forth in this Agreement and Section 17-16-1106 of the WBCA.

3. Surviving Corporation. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and PCHLI shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall succeed to and assume the rights and obligations of Merger Sub in accordance with applicable law.

4. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended to be identical to the Articles of Incorporation of Merger Sub until thereafter amended in accordance with applicable law.

5. Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be amended to be identical to the Bylaws of Merger Sub until thereafter amended as provided therein or by applicable law.

6. Board of Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Effective Time, and those persons shall serve as directors until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by the applicable provisions of the WBCA.

(b) The officers of PCHLI immediately prior to the Effective Time shall be the officers of the Surviving Corporation following the Effective Time, and those persons shall serve in their offices until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

7. Conversion of Merger Sub’s Outstanding Common Stock. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action, be converted to one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

8. Conversion of Outstanding Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of PCHLI, Merger Sub or PCFC, each issued and outstanding share of common stock, $0.01 par value per share, of PCHLI (the “PCHLI Shares”) shall be converted into (i) the right to receive 271.0673 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of common stock, $0.01 par value per share, of PCFC (the “PCFC Shares”) and (ii) the right to receive a cash payment equal to (i) the amount of the excess, if any, over $78,209,533 (the “Excess Equity”) of the total shareholders’ equity, including preferred stock, of PCHLI immediately before the Effective Time, calculated in accordance with the provisions of Section 10 of this Agreement, divided by (ii) the number of PCHLI Shares issued and outstanding immediately before the Effective Time, subject to the obligation of the holders of the PCHLI Shares issued and outstanding immediately before the Effective Time to pay PCFC the amount

2

per share, if any, by which (i) the total shareholders’ equity, including preferred stock, of PCHLI immediately before the Effective Time, calculated in accordance with the provisions of Section 10 of this Agreement, falls below $78,209,533 (the “Equity Shortfall”), divided by (ii) the number of PCHLI Shares issued and outstanding immediately before the Effective Time; provided, however, that in no event will the holders of the PCHLI Shares be obligated to pay any portion of the Equity Shortfall to PCFC that exceeds $3,480,000. The payment of the Excess Equity by PCFC, or the payment of the Equity Shortfall by the holders of the PCHLI Shares, as applicable, shall be made within five (5) business days after the total shareholders’ equity, including preferred stock, of PCHLI immediately before the Effective Time is calculated in accordance with the provisions of Section 10.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of PCHLI, Merger Sub or PCFC, each issued and outstanding share of preferred stock, $0.01 par value per share, of PCHLI (the “PCHLI Preferred Shares”) shall be converted into the right to receive a cash payment of $20.00, payable within twenty-four (24) hours after the Effective Time and shall without any further action, thereafter be cancelled. The cash payment will be made with funds provided by PCHLI to PCFC pursuant to a contribution of capital to PCFC from PCHLI.

(c) At the Effective Time, by virtue of the Merger and without any further action on the part PCHLI, Merger Sub or PCFC, each share of common stock, par value $.01 per share, of PCFC issued and outstanding immediately before the Effective Time shall be redeemed for a cash payment of $.01 per share.

9. Conversion of Outstanding Options and Treatment of Warrants.

(a) At the Effective Time, each option to purchase shares of PCHLI Common Stock pursuant to stock options (“PCHLI Options”) granted by PCHLI which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become an option to purchase shares of PCFC common stock (the “PCFC Options”), in accordance with and subject to the terms of option agreements evidencing such PCFC Options (the “PCFC Option Agreements”). Each PCFC Option issued in exchange for a PCHLI Option that was exercisable as of the Effective Time shall be exercisable, and the vesting schedule for the PCFC Options issued in exchange for all PCHLI Options that are not exercisable as of the Effective Time shall be the same as the vesting schedule for the PCHLI Options for which such PCFC Options were issued in exchange. From and after the Effective Time, (i) the Compensation Committee of the PCFC Board of Directors shall be responsible for administering the PCFC Option Agreements and the PCFC Options awarded thereunder in exchange for the PCHLI Options, (ii) each PCFC Option issued in exchange for each PCHLI Option may be exercised solely for a number of shares of PCFC common stock equal to the number of shares of PCHLI Common Stock subject to the PCHLI Option immediately prior to the Effective Time for which such PCFC Option is issued in exchange multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such PCFC Option shall be equal to the per share exercise price under the PCHLI Option for which the PCFC Option is issued in exchange, adjusted by dividing the per share exercise price under each such PCHLI Option by the Exchange Ratio. Notwithstanding the provisions of clause (ii) of the preceding sentence, PCFC shall not be obligated to issue any fraction of a share

3

of PCFC common stock upon exercise of any PCFC Option issued in exchange for a PCHLI Option and any fraction of a share of PCFC common stock that otherwise would be issuable upon exercise of any such PCFC Option shall be paid in cash upon exercise of such PCFC Option in an amount equal to the product of such fraction and the difference between the market value of one share of PCFC common stock at the time of exercise of such PCFC Option and the per share exercise price of such PCFC Option. The market value of one share of PCFC common stock at the time of exercise of a PCFC Option shall be the closing price of such common stock on the NYSE-Composite Transactions List or the last sale price of such common stock on the Nasdaq National Market, as applicable, (in either case as reported by The Wall Street Journal) on the last trading day preceding the date of exercise or, if the PCFC common stock is not listed on the NYSE or quoted on the Nasdaq National Market as of the date of exercise, the market value of one share of PCFC common stock at the time of exercise of a PCFC Option shall be the last sale price reported on the PortalSM Market on the business day immediately preceding the date of exercise. Each of PCHLI and PCFC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 9(a), including using its reasonable efforts to obtain from each holder of a PCHLI Option any consent or agreement that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 9(a). Anything in this Agreement to the contrary notwithstanding, PCFC shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 9(a) to a former holder of a PCHLI Option who has not delivered such consent or agreement.

(b) At the Effective Time, that certain warrant (the “Lehman PCHLI Warrant”) to purchase 17,647 shares of PCHLI Common Stock granted by PCHLI to Lehman Commercial Paper, Inc. (“Lehman”) pursuant to that certain Warrant Agreement between PCHLI and Lehman dated May 5, 2000 (the “Lehman PCHLI Warrant Agreement”), which is outstanding at the Effective Time, shall be converted into and become a right to receive a warrant (the “Amended and Restated Warrant”) to purchase that number of shares of PCFC common stock equal to the number of shares of PCHLI Common Stock for which the Lehman PCHLI Warrant is exercisable immediately prior to the Effective Time multiplied by 102.5105 (the “Warrant Exchange Ratio”) for a per share exercise price of $.01, in accordance with and subject to the terms of an amended and restated warrant agreement between PCHLI, PCFC and Lehman substantially in the form attached hereto as Exhibit A to be executed and delivered by PCHLI, PCFC and Lehman at the Effective Time (the “Amended and Restated Warrant Agreement”). Such Amended and Restated Warrant Agreement shall, by its terms, replace and supercede the Lehman PCHLI Warrant Agreement in its entirety and embody the full understanding of the parties thereto with respect to the subject matter thereof. The Amended and Restated Warrant shall be exercised in full immediately after the Effective Time. Any warrants to purchase shares of PCHLI Common Stock held by Lehman immediately prior to the Effective Time that are not exercisable as of the Effective Time shall, without any further action, be cancelled. Notwithstanding the foregoing provisions of this paragraph, PCFC shall not be obligated to issue any fraction of a share of PCFC common stock upon exercise of the Amended and Restated Warrant and any fraction of a share of PCFC common stock that otherwise would be issuable upon exercise of the Amended and Restated Warrant shall be paid in cash upon exercise of such Amended and Restated Warrant in an amount equal to the product of such fraction and the difference between the market value of one share of PCFC common stock at the

4

time of exercise of such Amended and Restated Warrant and the per share exercise price of such Amended and Restated Warrant. The market value of one share of PCFC common stock at the time of exercise of the Amended and Restated Warrant shall be the closing price of such common stock on the NYSE-Composite Transactions List or the last sale price of such common stock on the Nasdaq National Market, as applicable, (in either case as reported by The Wall Street Journal) on the last trading day preceding the date of exercise or, if the PCFC common stock is not listed on the NYSE or quoted on the Nasdaq National Market as of the date of exercise, the market value of one share of PCFC common stock at the time of exercise of the Amended and Restated Warrant shall be the last sale price reported on the PortalSM Market on the business day immediately preceding the date of exercise.

10. Calculation of Total Shareholders’ Equity of PCHLI. PCFC shall, within forty-five (45) days after the Effective Date, cause its Chief Financial Officer, together with representatives from Grant Thornton LLP, to make such examinations of the books and records of PCHLI as they deem necessary in order to determine the total shareholders’ equity, including preferred stock, of PCHLI immediately before the Effective Time, calculated in accordance with U.S. generally accepted accounting principles, consistently applied. Such calculation shall take into account the aggregate cash payment to 1-2-3 Mortgage pursuant to Sections 8(b) of this Agreement. For a period of twenty (20) days after receipt of PCFC’s determination of the total shareholders’ equity, including preferred stock, of PCHLI immediately before the Effective Time, 1-2-3 Mortgage, as the sole stockholder of the PCHLI Shares, and PCFC shall attempt in good faith to resolve any dispute between them as to the precise amount of the total shareholders’ equity, including preferred stock, of PCHLI immediately before the Effective Time. If such dispute is not resolved within said twenty (20) days, then the parties shall submit such dispute to Grant Thornton LLP not later than fifteen (15) days after the expiration of said twenty (20) day period. In that event, Grant Thornton LLP shall perform an audit of PCHLI’s financial statements as of, and for the period from October 1, 2004 through, the Effective Date and, based on such audit and on the assumption that the total shareholders’ equity, including preferred stock, of PCHLI as of September 30, 2004 was $78,209,533, the total shareholders’ equity, including preferred stock, of PCHLI shall be conclusively determined. The fees and expenses of Grant Thornton LLP shall be paid by PCFC.

11. Reorganization Status. Neither PCHLI, Merger Sub, PCFC, nor 1-2-3 Mortgage shall, nor shall any of them permit any affiliate to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). PCHLI, Merger Sub, PCFC, and 1-2-3 Mortgage and their respective affiliates shall use all reasonable efforts to achieve such result. Each of PCHLI, Merger Sub, PCFC, 1-2-3 Mortgage and their respective affiliates shall (i) report the Merger on all tax returns as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any position or action that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

12. Conditions to Consummation of the Merger. Consummation of the Merger is subject to the following conditions precedent: (i) this Agreement shall have been duly authorized

5

by all necessary corporate action on the part of PCHLI, PCFC and Merger Sub and (ii) PCHLI, PCFC and Merger Sub shall have received all consents, orders or approvals and shall have satisfied all other requirements prescribed by law, if any, that are necessary for consummation of the Merger.

13. Termination; Amendment. This Agreement may be terminated and abandoned by action of the Boards of Directors of PCHLI, PCFC and Merger Sub at any time prior to the Effective Time, whether before or after approval by the stockholders of either or both of the parties hereto. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Time.

14. Inspection of Agreement. Executed copies of this Agreement shall be on file at the principal place of business of PCHLI and PCFC at 7515 Irvine Center Drive, Irvine, California 92618. A copy of this Agreement shall be furnished by PCHLI, upon request and without cost, to any stockholder of either PCHLI or PCFC.

15. Service of Process. Service of process may be mailed to the Surviving Corporation at 7515 Irvine Center Drive, Irvine, California 92618.

16. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Wyoming without regard to its conflicts of laws principles or rules.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original but all of which shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

6

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its behalf by its officer duly authorized, all as of the date first above written.

PEOPLE’S CHOICE HOME LOAN, INC.,
a Wyoming corporation

By:	/s/ NEIL KORNSWIET
Name:	Neil Kornswiet
Title:	President and Chief Executive Officer

PEOPLE’S CHOICE MERGER SUB, INC.,
a Wyoming corporation

By:	/s/ NEIL KORNSWIET
Name:	Neil Kornswiet
Title:	President

PEOPLE’S CHOICE FINANCIAL CORPORATION,
a Maryland corporation

By:	/s/ NEIL KORNSWIET
Name:	Neil Kornswiet
Title:	President and Chief Executive Officer

1-2-3 MORTGAGE, LLC, a Wyoming limited liability company
By: Neil Kornswiet, its managing member

/s/ NEIL KORNSWIET
Neil Kornswiet

7

EXHIBIT A

AMENDED AND RESTATED

WARRANT AGREEMENT

between

PEOPLE’S CHOICE HOME LOAN, INC.

PEOPLE’S CHOICE FINANCIAL CORPORATION

and

LEHMAN COMMERCIAL PAPER INC.

Dated as of December 28, 2004

AMENDED AND RESTATED WARRANT AGREEMENT

AMENDED AND RESTATED WARRANT AGREEMENT dated as of December 28, 2004 between People’s Choice Financial Corporation, a Maryland corporation (the “Company”), People’s Choice Home Loan, Inc., a Wyoming corporation (“PCHLI”) and Lehman Commercial Paper Inc. (the “Buyer”).

RECITALS

WHEREAS, PCHLI and the Buyer entered into a Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans and Working Capital dated as of May 5, 2000 (the “Master Repurchase Agreement”; capitalized terms used herein and not defined herein shall have the meanings specified in the Master Repurchase Agreement) pursuant to which Buyer agreed with PCHLI from time to time to enter into transactions in which PCHLI would (A) on the designated purchase date sell to Buyer certain residential first and second lien mortgage loans which conform to PCHLI’s underwriting guidelines against transfer of the purchase price therefor by Buyer and (B) simultaneously agree to purchase such mortgage loans from Buyer at a date subsequent to the purchase date against payment of the repurchase price.

WHEREAS in connection with the Master Repurchase Agreement, on May 5, 2000, PCHLI entered into a warrant agreement (the “Warrant Agreement”) with the Buyer granting Buyer the right to acquire up to 33,333 shares of PCHLI’s Class A Series 3 common stock, par value one mill, per share (“PCHLI Common Stock”), at an aggregate exercise price of $0.01 per share, of which warrants to acquire 17,647 shares of PCHLI Common Stock are now exercisable;

WHEREAS, in connection with the grant of warrants by PCHLI to Buyer, such parties entered into an Equity Registration Rights Agreement and Stockholders Agreement, each dated May 5, 2000 (the “Related Agreements”);

WHEREAS, the Company has entered into an agreement and plan of merger (the “Merger Agreement”), dated as of December     , 2004, pursuant to which the Company will acquire all of the issued and outstanding shares of capital stock of PCHLI;

WHEREAS, pursuant to and in connection with the terms of the Merger Agreement, among other matters, all of the warrants to acquire PCHLI Common Stock held by Buyer will be converted into warrants to acquire 1,809,002 shares of common stock, par value $.01 per share (the “Company Common Stock”) of the Company, and the Equity Registration Rights Agreement will be terminated, the Stockholders Agreement will be amended and restated and Buyer will be afforded the benefits under a new registration rights agreement with the Company;

WHEREAS, immediately following the consummation of the transactions contemplated by the Merger Agreement, the Company expects to consummate a private offering of securities (the “Private Offering”) as generally described in that certain preliminary offering memorandum dated December 6, 2004;

WHEREAS, the parties hereto desire to add PCFC as a party to the Warrant Agreement and otherwise amend and restated the terms and conditions of the warrants granted thereby,

pursuant to which Buyer will now be entitled to acquire 1,809,002 shares of the Company Common Stock;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

AGREEMENT

SECTION 1. Warrant Certificates. The certificates evidencing the Warrants (the “Warrant Certificates”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto.

SECTION 2. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its President, any Vice-President or its Chief Financial Officer (each an “Officer”). Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Officer and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been an Officer, notwithstanding the fact that at the time the Warrant Certificates shall be delivered or disposed of such person shall have ceased to hold such office.

In case any Officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such Officer before the Warrant Certificates so signed shall have been delivered or disposed of by the Company, such Warrant Certificates nevertheless may be delivered or disposed of as though such person had not ceased to be such Officer of the Company.

SECTION 3. Registration. The Company shall number and register each Warrant Certificate in a register as such Warrant Certificate is issued. The Company may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and shall not be affected by any notice to the contrary.

SECTION 4. Registration of Transfers and Exchanges. The Company shall from time to time register the transfer of any outstanding Warrant Certificates in a Warrant register to be maintained by the Company upon surrender thereof accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled and disposed of by the Company.

The Warrant holders agree that prior to any proposed transfer of the Warrant or of the Warrant Shares, if such transfer is not made pursuant to an effective Registration Statement (as defined in the registration rights agreement referenced in the Merger Agreement) under the Act or the Company does not receive an opinion of counsel, reasonably satisfactory in form and substance to the Company, that such transfer is exempt from registration requirements under the Act, the Warrant holder will, if requested by the Company, deliver to the Company:

(1)	an investment covenant reasonably satisfactory to the Company signed by the proposed transferee;

(2)	an agreement by such transferee to the impression of the restrictive investment legend set forth below on the Warrant or the Warrant Shares;

(3)	an agreement by such transferee that the Company may place a notation in the stock books of the Company or a “stop transfer order” with any transfer agent or registrar with respect to the Warrant Shares; and

(4)	an agreement by such transferee to be bound by the provisions of this Section 4 relating to the transfer of such Warrant or Warrant Shares.

The Warrant holders agree that each certificate representing Warrant Shares will bear (i) any legend that the Stockholders Agreement may require and (ii) the following legend:

“THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Company at its office for another Warrant Certificate or other Warrant Certificates, of like tenor and representing in the aggregate a like number of Warrants. Warrant Certificates surrendered for exchange shall be canceled and disposed of by the Company.

SECTION 5. Exercise of Warrants. Subject to the terms of this Agreement, each Warrant holder shall have the right to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of $.01 per share (the “Exercise Price”) for such Warrant Shares.

A Warrant may be exercised upon surrender to the Company at its office designated for such purpose (the address of which is set forth on the signature page to this Warrant Agreement) the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer that is a member of a registered securities exchange or the National Association of Securities Dealers, Inc. (the “NASD”), and upon payment to the Company, in cash, of the Exercise Price. Payment of the Exercise Price shall be made (i) in cash or by certified or official bank check payable to the order of the Company, (ii) through the surrender of debt of the Company having a principal amount equal to the aggregate Exercise Price to be paid (the Company shall pay the accrued interest or dividends on such surrendered debt in cash at the time of surrender notwithstanding the stated terms thereof), (iii) by tendering Warrants having a fair market value equal to the Exercise Price or (iv) with any combination of (i), (ii) or (iii). For purpose of clause (iii) above, the fair market value of the Warrants shall be determined as follows: (A) to the extent the Common Stock is publicly traded and listed on the NASDAQ National Market or a national securities exchange, the fair market value shall be equal to the difference between (1) the Quoted Price of the Common Stock on the date of exercise and (2) the Exercise Price; or (B) to the extent the Common Stock is not publicly traded, or otherwise is not listed on a national securities exchange, the fair market value shall be equal to the value per share as determined in good faith by the Board of Directors of the Company pursuant to Section 10(n).

Subject to the provisions of Section 6, upon such surrender of Warrants and payment of the Exercise Price the Company shall issue and cause to be delivered with all reasonable dispatch, but in no event later than 5 Business Days (as defined in the Stockholders Agreement), to or upon the written order of the holder and in such name or names as the Warrant holder may designate, a certificate or, certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants as provided in Section 12; provided, however, that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company as described in Subsection (m) of Section 10, or a tender offer or an exchange offer for shares of Common Stock of the Company shall be made, upon such surrender of Warrants and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than 2 business days thereafter, issue and cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence as provided in Section 12. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant Shares will be issued and delivered pursuant to the provisions of this Section and of Section 2 hereof.

All Warrant Certificates surrendered upon exercise of Warrants shall be canceled and disposed of by the Company.

The Company shall keep copies of this Warrant Agreement and any notices given or received hereunder available for inspection by the holders during normal business hours at its office.

SECTION 6. Payment of Taxes. The Company shall pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 7. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also reasonably satisfactory to it. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

SECTION 8. Reservation of Warrant Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Warrant Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 13.

Before taking any action which would cause an adjustment pursuant to Section 10 or 11 hereof in the Exercise Rate, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Rate as so adjusted.

The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

SECTION 9. Obtaining Stock Exchange Listings. The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed to the extent permitted by such exchanges and markets.

SECTION 10. Adjustment of Exercise Price and Number of Warrant Shares Issuable. The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant

(the “Exercise Rate”) are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 10 and under the circumstances described in Section 11 regardless of whether such Warrant is exercisable on the date of such occurrence or event. For purposes of this Section 10, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a)	Adjustment for Change in Capital Stock.

If the Company:

(i)	pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(ii)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)	combines its outstanding shares of Common Stock into a smaller number of shares;

(iv)	makes a distribution on its Common Stock in shares of its capital stock other than Common Stock or preferred stock (if any); or

(v)	issues by reclassification of its Common Stock any shares of its capital stock;

then the Exercise Rate in effect immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which such person would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

If after an adjustment a holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted Exercise Rate between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Rate of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

Such adjustment shall be made successively whenever any event listed above shall occur.

(b)	Adjustment for Rights Issue.

If the Company issues any rights, options or warrants entitling any person to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the Current Market Price per share of Common Stock on the record date for such issuance (all of the foregoing, “Rights”), the Exercise Rate shall be adjusted in accordance with the formula:

0 + N
E’ = E x	0 + N x P
M

where:

E’	= the adjusted Exercise Rate.

E	= the current Exercise Rate.

O	= the number of shares of Common Stock outstanding on the record date.

N	= the number of additional shares of Common Stock offered.

P	= the offering price per share of the additional shares of Common Stock.

M	= The Current Market Price per share of Common Stock on the record date.

The adjustment shall be made successively whenever any such Rights are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the Rights in the case of Rights to be issued to the holders of Common Stock. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Exercise Rate shall be readjusted to the Exercise Rate which would otherwise be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Exercise Rate shall again be adjusted to be the Exercise Rate which would then be in effect if such date fixed for determination of stockholders entitled to receive such rights or warrants had not been so fixed.

This subsection (b) does not apply to:

(i)	Rights issued to persons in a bona fide public offering pursuant to a firm commitment underwriting;

(ii)

Rights issued to persons who are not affiliates of the Company in a bona fide private placement through a placement agent that is a member firm of the NASD (except to the extent that any discount from the Current Market Price attributable to restrictions on transferability of the Rights, as determined in good faith by the Board of Directors pursuant to Section 10(n) and described in a Board resolution, shall exceed 5%); or

(iii)	Rights issued to the Company’s employees, consultants and directors under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock when required by law, if such Rights would otherwise be covered by this subsection (b) (but only to the extent that the aggregate number of Rights excluded hereby and issued after the date of this Warrant Agreement shall not exceed the right to subscribe for more than 10% of the Common Stock outstanding on the date immediately after consummation of the Private Offering).

(c)	Adjustment for Other Distributions.

If the Company distributes to all holders of its Common Stock any of its assets (including but not limited to cash), debt securities, preferred stock or any rights or warrants to purchase any such securities, the Exercise Rate shall be adjusted in accordance with the formula:

E’ = E x	M
M-F

where:

E’	= the adjusted Exercise Rate.

E	= the current Exercise Rate.

M	= the Current Market Price per share of Common Stock on the record date.

F	=	the fair market value on the record date of the assets, securities, rights or warrants applicable to one share of Common Stock. The Board of Directors shall determine the fair market value pursuant to Section 10(n) based upon the trading prices of publicly traded securities where applicable.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

This subsection does not apply to rights, options or warrants referred to in subsection (b) of this Section 10.

(d)	Adjustment for Common Stock Issue.

If the Company issues shares of Common Stock for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares, the Exercise Rate shall be adjusted in accordance with the formula:

0 + N
E’ = E x	0 + N x P
M

where:

E’	=	the adjusted Exercise Rate.

E	=	the then current Exercise Rate.

O	=	the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares.

N	=	the number of additional shares of Common Stock issued.

P	=	the aggregate consideration received per share for the issuance of such additional shares of Common Stock.

M	=	the Current Market Price per share of Common Stock on the date of issuance of such additional shares of Common Stock.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

This subsection (d) does not apply to:

(i)	any of the transactions described in subsections (b) and (c) of this Section 10;

(ii)	the exercise of Warrants, or the conversion or exchange of other securities convertible or exchangeable for Common Stock;

(iii)	Common Stock upon the exercise of rights or warrants issued to the holders of Common Stock;

(iv)	Common Stock issued to shareholders of any person that is not affiliated with the Company and that merges into the Company in proportion to their stock holdings of such person immediately prior to such merger, upon such merger;

(v)	Common Stock issued in a bona fide public offering pursuant to a firm commitment underwriting;

(vi)

Common Stock issued to persons who are not affiliates of the Company in bona fide private placement through a placement agent which is a member firm of the NASD (except to the extent that any discount from the Current Market Price attributable to restrictions on transferability of the Common

Stock, as determined in good faith by the Board of Directors pursuant to Section 10(n) and described in a Board resolution, shall exceed 5%); or

(vii)	Common Stock issued to the Company’s employees, consultants and directors under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock when required by law, if such Common Stock would otherwise be covered by this subsection (d) (but only to the extent that the aggregate number of Rights excluded hereby and issued after the date of this Warrant Agreement shall not exceed the right to subscribe for more than 10% of the Common Stock outstanding on the date immediately after consummation of the Private Offering).

(e)	Adjustment for Convertible Securities Issue.

If the Company issues any securities convertible into or exchangeable for Common Stock (other than securities issued in transactions described in subsections (b) and (c) of this Section 10) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than the Current Market Price per share on the date of issuance of such securities, the Exercise Rate shall be adjusted in accordance with the formula:

0 + N
E’ = E x	0 + N x P
M

where:

E’	=	the adjusted Exercise Rate.

E	=	the then current Exercise Rate.

O	=	the number of shares of Common Stock outstanding immediately prior to the issuance of such securities.

N	=	the maximum number of shares deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

P	=	the aggregate consideration received for the issuance of each such security.

M	=	the Current Market Price per share on the date of issuance of such securities.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

If all of the Common Stock deliverable upon conversion or exchange of such securities has not been issued when such securities are no longer outstanding, then the Exercise Rate shall promptly be readjusted to the Exercise Rate which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion or exchange of such securities.

This subsection (e) does not apply to:

(i)	convertible securities issued to shareholders of any person that is not affiliated with the Company and that merges into the Company, or with a subsidiary of the Company, in proportion to their stock holdings of such person immediately prior to such merger, upon such merger;

(ii)	convertible securities issued in a bona fide public offering pursuant to a firm commitment underwriting;

(iii)	convertible securities issued to persons who are not affiliates of the Company in a bona fide private placement through a placement agent which is a member firm of the NASD (except to the extent that any discount from the Current Market Price attributable to restrictions on transferability of Common Stock issuable upon conversion, as determined in good faith by the Board of Directors pursuant to Section 10(n) and described in a Board resolution, shall exceed 5%); or

(iv)	Common Stock issued to the Company’s employees, consultants and directors under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock when required by law, if such Common Stock would otherwise be covered by this subsection (e) (but only to the extent that the aggregate number of Rights excluded hereby and issued after the date of this Warrant Agreement shall not exceed the right to subscribe for more than 10% of the Common Stock outstanding on the date immediately after consummation of the Private Offering).

(f)	Current Market Price.

In subsections (b), (c), (d) and (e) of this Section 10 the current market price per share of Common Stock (the “Current Market Price”) on any date is the average of the Quoted Prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the date in question. The “Quoted Price” of the Common Stock is the last reported sales price of the Common Stock as reported by NASDAQ, National Market System, or if the Common Stock is listed on a securities exchange, the last reported sales price of the Common Stock on such exchange which shall be for consolidated trading if applicable to such exchange, or if neither so reported or listed, the last reported bid price of the Common Stock. In the absence of one or more such quotations, the Board of Directors of the Company shall determine the Current Market Price pursuant to Section 10(n).

(g)	Consideration Received.

For purposes of any computation respecting consideration received pursuant to subsections (d) and (e) of this Section 10, the following shall apply:

(i)	in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(ii)	in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors pursuant to Section 10(n), based upon the trading prices of publicly traded securities where appropriate (irrespective of the accounting treatment thereof), and described in a resolution of the Board of Directors of the Company; and

(iii)	in the case of the issuance of securities convertible into or exchangeable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this subsection).

(h)	When De Minimis Adjustment May Be Deferred.

No adjustment in the Exercise Rate need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Rate. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

All calculations under this Section shall be made to the nearest 1/100th of a share.

(i)	When No Adjustment Required.

No adjustment need be made for a change in the par value or no par value of the Common Stock.

To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the cash: Interest will not accrue on the cash.

(j)	Notice of Adjustment.

Whenever the Exercise Rate is adjusted, the Company shall provide the notices required by Section 14 hereof.

(k)	Voluntary Increase.

The Company from time to time may increase the Exercise Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period.

Whenever the Exercise Rate is increased, the Company shall mail to Warrant holders a notice of the increase. The Company shall mail the notice at least 15 days before the date the increased Exercise Rate takes effect. The notice shall state the increased Exercise Rate and the period it will be in effect.

An increase of the Exercise Rate does not change or adjust the Exercise Rate otherwise in effect for purposes of subsections (a), (b), (c), (d) and (e) of this Section 10.

(l)	Notice of Certain Transactions.

If:

(i) the Company takes any action that would require an adjustment in Exercise Rate pursuant to subsections (a), (b), (c), (d) or (e) of this Section 10;

(ii) the Company takes any action that would require a supplemental Warrant Agreement pursuant to subsection (m) of this Section 10; or

(iii) there is a liquidation or dissolution of the Company,

then the Company shall mail to Warrant holders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Company shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(m)	Reorganization of Company.

If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section. The successor company shall mail to Warrant holders a notice describing the supplemental Warrant Agreement.

If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

If this subsection (m) applies, subsections (a), (b), (c), (d) and (e) of this Section 10 do not apply.

(n)	Company Determination Not Final.

Any determination that the Company or its Board of Directors must make pursuant to this Agreement shall be made in good faith and shall be binding on the holders of Warrants, except as set forth herein. The Company shall give each holder of Warrants written notice of any such determination by the Company or its Board of Directors. If a majority of the holders of the Warrants do not agree with any such determination by the Company or its Board of Directors, such holders may request, in a notice delivered to the Company not later than 30 days after the date on which the holders received notice of such determination from the Company, that such determination be made by an independent investment banking firm (or, if an investment banking firm is generally not qualified to render such a determination, an independent appraisal firm) of recognized national standing selected by the Company and approved by Buyer, which determination shall be final and binding on the Company and the holders of Warrants, absent manifest error. All fees and expenses incurred in connection with any determination made by an independent investment banking firm or appraisal firm, as the case may be, shall be borne by the Company.

(o)	When Issuance or Payment May Be Deferred.

In any case in which this Section 10 shall require that an adjustment in the Exercise Rate be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Rate; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares and other capital stock of the Company upon the occurrence of the event requiring such adjustment.

(p)	Adjustment in Number of Shares.

Upon each adjustment of the Exercise Rate pursuant to this Section 10, each Warrant outstanding prior to the making of the adjustment in the Exercise Rate shall thereafter evidence the right to receive that number of shares of Common Stock equal to the adjusted Exercise Rate (as adjusted pursuant to this Section 10), at an Exercise Price which is obtained from the following formula:

P’	=	P	x	E
E’

where:

P’	=	the adjusted Exercise Price.

P	=	the current Exercise Price.

E’	=	the adjusted Exercise Rate.

E	=	the Exercise Rate prior to adjustment.

(q)	Form of Warrants.

Irrespective of any adjustments in the Exercise Rate or the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

SECTION 11. No Dilution or Impairment; Capital and Ownership Structure. If any event shall occur as to which the provisions of Section 10 are not strictly applicable but the failure to make any adjustment would materially and adversely affect the purchase rights represented by the Warrants in accordance with the essential intent and principles of such Section, then, in each such case, the Company shall appoint, at its own expense, an investment banking firm of recognized national standing that does not have a direct or material indirect financial interest in the Company or any of its subsidiaries, who has not been, and, at the time it is called upon to give independent financial advice to the Company, is not (and none of its directors, officers, employees, affiliates or stockholders are) a promoter, director or officer of the Company or any of its subsidiaries, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 10, necessary to preserve, without dilution, the purchase rights, represented by this Warrant Agreement and the Warrants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of the Warrants and shall make the adjustments described therein.

The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrants against dilution or other impairment. Without limiting the generality of the foregoing, the Company (1) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the exercise of the Warrants from time to time outstanding and (2) will not take any action which results in any adjustment of the Exercise Rate if the total number of Warrant Shares issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock then authorized by the Company’s certificate of incorporation and available for the purposes of issue upon such exercise. A consolidation, merger, reorganization or transfer of assets involving the Company covered by Section 10(m) shall not be prohibited by or require any adjustment under this Section 11.

SECTION 12. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. Any fraction of a Warrant Share that otherwise would be issuable upon exercise of the Warrants shall be paid in cash upon exercise of such Warrants in an amount equal to the product of such fraction and the difference between the market value of one Warrant Share and the per share exercise price of such Warrant, with market value being determined in accordance with Section 9(b) of the Merger Agreement.

SECTION 13. Notices to Warrant Holders. Upon any adjustment of the Exercise Rate pursuant to Section 10, the Company shall promptly thereafter cause to be delivered, by first-class mail, postage prepaid, to each of the registered holders of the Warrant Certificates at his, her or its address appearing on the Warrant register a certificate of an Officer of the Company setting forth the Exercise Rate after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Rate, upon exercise of a Warrant payment of the Exercise Price. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 13.

In case:

(a)	the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants;

(b)	the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in shares of Common Stock or distributions referred to in subsection (a) of Section 10 hereof);

(c)	of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock;

(d)	of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e)	the Company proposes to take action which would require an adjustment of the Exercise Rate pursuant to Section 10;

then the Company shall cause to be given to each of the registered holders of the Warrant Certificates at his, her or its address appearing on the Warrant register, at least 20 days (or 10 days in any case specified in clauses (a) or (b) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which any such subdivision, combination or reclassification is to be made, or (ii) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such dividends, rights, options, warrants or distribution are to be determined, or (iii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iv) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 13 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of Directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

SECTION 14. Notices. Any notice or demand authorized by this Agreement to be given or made by the registered holder of any Warrant Certificate to or on the Company shall be delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, or given or made by facsimile, in each case, at the “Address for Notices” specified below the Company’s name on the signature pages hereof; or at such other address as shall be designated by the Company in a written notice to the Warrant holders. Any notice pursuant to this Agreement to be given by the Company to the registered holder(s) of any Warrant Certificate shall be delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, or given or made by facsimile, in each case, at the address of such holder appearing on the Warrant register of the Company, or at such other address as shall be designated by such holder in a written notice to the Company. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 15. Supplements and Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of this Agreement may not be given unless the Company has obtained the written consent of holders of at least 66 2/3% of the outstanding Warrant Certificates.

SECTION 16. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns hereunder.

SECTION 17. Termination. This Agreement shall terminate when all Warrants have been exercised.

SECTION 18. New York Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND EACH WARRANT CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 19. Benefits of This Agreement. Nothing in this Warrant Agreement shall be construed to give to any person or corporation other than the Company and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Warrant Agreement, but this Warrant Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrant Certificates.

SECTION 20. Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 21. Prior Agreements. The parties hereto acknowledge and agree that the Warrant Agreement is amended and restated in its entirety and is replaced and superceded by this Amended and Restated Warrant Agreement, and that this Amended and Restated Warrant Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Warrant Agreement to be duly executed, as of the day and year first above written.

PEOPLE’S CHOICE FINANCIAL CORPORATION

By:	/s/ NEIL B. KORNSWIET
Name: CEO
Title:

PEOPLE’S CHOICE HOME LOAN INC.

By:	/s/ NEIL B. KORNSWIET
Name:
Title:

In Each Case, Address for Notices:

7515 Irvine Center Drive

Irvine, California 92618

Attn: Irv Gubman, General Counsel

with copies to:

Hunton & Williams LLP

951 East Byrd Street

Richmond, Virginia 23219-4074

Attn: Daniel LeBey

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ FRED C. MADONNA
Name: Fred C. Madonna
Title: Authorized Signature

Address for Notices: Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019 Attention: Fred Madonna Facsimile No.: (646) 758-2116 Telephone No.: (212) 526-0037

with copies to: Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, New York 10019 Attention: Brian Krisberg Facsimile No.: (212) 839-5599 Telephone No.: (212) 839-8735

EXHIBIT A

[Form of Warrant Certificate]

[Face]

THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant Certificate No.

[PEOPLE’S CHOICE HOME LOAN, INC.]

This Warrant Certificate certifies that LEHMAN COMMERCIAL PAPER, INC., or registered assigns (“Lehman”), is the registered holder of Warrants (the “Warrants”) to purchase common stock, par value $.01, per share (the “Common Stock”), of People’s Choice Financial Corporation, a Maryland corporation (the “Company”). The Warrants will expire on the earlier of (i) 5:00 p.m., New York City time, on May 5, 2007 and (ii) the closing date of the initial public offering of the common stock of the Company registered under the Securities Act of 1933, as amended, resulting in the Common Stock being registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (an “IPO”), provided that the Company has given all Warrant holders at least 30 days prior written notice of the closing date of the IPO. This Warrant entitles the holder upon exercise to receive from the Company, 1,809,002 fully paid and nonassessable shares of Common Stock (each, a “Warrant Share”), at an aggregate exercise price of $0.01 per share (the “Exercise Price”) payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Company designated for such purpose, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof. The number of Warrant Shares issuable upon exercise of the Warrants, whether or not such Warrant is currently exercisable, is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The Warrants are immediately exercisable on and after the date hereof, however, no Warrant may be exercised after the earlier of (i) 5:00 p.m., New York City time, on May 5, 2007 and (ii) the closing date of an IPO, provided that the Company has given all Warrant holders at least 30 days prior written notice of the closing date of the IPO, and to the extent not exercised by such time such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

THIS WARRANT CERTIFICATE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPALS OF CONFLICTS OF LAWS.

IN WITNESS WHEREOF, People’s Choice Financial Corporation has caused this Warrant Certificate to be signed by an officer.

Dated: ________________

PEOPLE’S CHOICE FINANCIAL CORPORATION

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), and are issued or to be issued pursuant to a Warrant Agreement dated as of December     , 2004 (the “Warrant Agreement”) between the Company and Lehman Commercial Paper Inc., which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price in cash, at the office of the Company designated for such purpose. In the event that upon any exercise of Warrants evidenced hereby the number of warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise of this Warrant.

The Warrant Agreement provides that upon the occurrence of certain events the number of Warrant Shares issuable upon the exercise of each Warrant (the “Exercise Rate”) may, subject to certain conditions, be adjusted. If the Exercise Rate is adjusted, the Warrant Agreement provides that the number of shares of Common Stock issuable upon the exercise of each Warrant shall be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant.

The holders of the Warrants are entitled to certain registration rights with respect to the Common Stock purchasable upon exercise thereof. Said registration rights are set forth in full in a Registration Rights Agreement dated as of December     , 2004, between, among others, the Company and Lehman Commercial Paper Inc. A copy of the Registration Rights Agreement may be obtained by the holder hereof upon written request to the Company.

Warrant Certificates, when surrendered at the office of the Company by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Upon the earlier to occur of (i) the material breach by Lehman of its obligations under the Master Repurchase Agreement (and the failure of Lehman to cure such breach in any applicable cure period) or (ii) the determination by the Buyer pursuant to Section 1 of the Master Repurchase Agreement that there has been a material adverse change in the financial condition of the Company or a material disruption of or material adverse change in financial, banking or capital market conditions generally, the Company shall have the option to repurchase this Warrant at a price equal to one dollar.

2

[Form of Election to Purchase]

(To Be Executed Upon Exercise Of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                      shares of Common Stock and herewith tenders payment for such shares to the order of People’s Choice Financial Corporation in the amount of $0.01 per share in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of                                                  , whose address is                                                   and that such shares be delivered to                                                                        whose address is                                                  . If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of                                                  , whose address is                                                  , and that such Warrant Certificate be delivered to                                                  , whose address is                                                                      .

Signature: __________________________________

Date: ______________________

Signature Guaranteed: _________________________

3